Exhibit 10.1

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”), dated as of November 2, 2022 (the “Effective Date”), is entered into between Conversus Holdings LLC, a North Carolina limited liability company (“CH”), StepStone Group LP, a Delaware limited partnership (“StepStone”), StepStone Group Inc., a Delaware corporation (“STEP” and, together with StepStone, the “Purchasers”) and StepStone Conversus LLC, to be renamed as StepStone Group Private Wealth LLC, a Delaware limited liability company (the “Adviser” or the “Company” and, together with CH, StepStone, and STEP, each a “Party” and together the “Parties”).

RECITALS

WHEREAS, StepStone owns one hundred percent (100%) of the issued and outstanding limited liability company interests in the Adviser;

WHEREAS, simultaneously with this Agreement, and effective as of the Effective Date, various of the Parties will enter into (i) the Binding Memorandum of Understanding, (ii) the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Adviser LLC Agreement”), (iii) the Services Agreement, and (iv) the Loan and Security Agreement and related documents (the “Loan Documents” and collectively, the “2022 Conversus-Related Agreements”);

WHEREAS, the Adviser intends to issue (i) to CH a new class of limited liability company interests (the “Profits Interest”) denominated as Class B units, and (ii) to HC Equity Partners LLC (“HC”), a North Carolina limited liability company, a new class of limited liability company interests denominated as Class C units, all as contemplated by the Adviser LLC Agreement; and

WHEREAS, this Agreement is entered into to (i) provide CH with the right to require STEP and StepStone, as more fully described below, to purchase such Profits Interest, and (ii) provide StepStone with a right to purchase such Profits Interest, in each case on the respective terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. Put and Call Option.

(a) During the period commencing April 1, 2026 and on or prior to June 30, 2027 (the “Put Only Period”), or on or after July 1, 2027 (the “Put/Call Option Period”), CH shall have the right, but not the obligation, to deliver an irrevocable written notice of election to the Purchasers (the “Put Notice”, and the transaction resulting from the Put Notice, the “Put”) to initiate the purchase by the Purchasers from CH of all or a portion of the Profits Interest (as specified in the applicable Put Notice, the “Put Interest”) on the terms and subject to the conditions set forth in Section 2. Any portion of the Profits Interest not purchased as of any given date that remains subject to a Put or a Call (as defined below) shall be referred to herein as the “Outstanding Profits Interest.”

(b) During the Put/Call Option Period, the Purchasers shall have the right, but not the obligation, to deliver an irrevocable written notice of election to CH (the “Call Notice,” and the transaction resulting from the Call Notice, the “Call”), to initiate the purchase by the Purchasers from CH of not less than all of the Outstanding Profits Interest (as specified in the applicable Call Notice, the “Call Interest”) on the terms and subject to the conditions set forth in Section 3.

(c) For purposes of this Agreement, the term “Acquired Interest” shall refer to such portion of the Profits Interest (either the Put Interest, subject to the Put Cutback provided in Section 2(d), or the Call Interest) actually sold by CH and acquired by Purchasers pursuant to a Put or Call.

2. Put Option Exercise.

(a) CH may deliver up to two Put Notices, subject to the conditions below, each of which must specify a date that is the last day of the StepStone fiscal quarter during which the Put Notice is made (the date so specified, the “Put Determination Date”). If a Put Notice is delivered during the Put Only Period, the Put Determination Date must be one of June 30, 2026, September 30, 2026, December 31, 2026, March 31, 2027 or June 30, 2027 – the fiscal quarter-end immediately following the Put Notice.

(b) The first Put Notice must specify the portion of the Profits Interest to be purchased, which must not be less than (i) eighty percent (80%) of the Profits Interest, if the Put Notice is delivered during the Put Only Period and (ii) one hundred percent (100%) of the Profits Interest, if the Put Notice is delivered during the Put/Call Option Period.

(c) The second Put Notice, if any, shall require the Purchasers to acquire all the Outstanding Profits Interest. Unless StepStone exercises its Put Cutback right as described in Section 2(d), the Put Determination Date for the second Put Notice may not be earlier than the last day of the third fiscal quarter after the Put Determination Date for the first Put Notice. For example, if CH delivers a Put Notice for 80% with respect to a June 30, 2026 Put Determination Date, then CH may not deliver a Put Notice for the Outstanding Profits Interest until January 1, 2027, the first day of the quarter ending March 31, 2027.

(d) If the first Put Notice is delivered during the Put Only Period and specifies that it is with respect to more than eighty percent (80%) of the Profits Interest, then StepStone may, by notice to CH to be provided no later than ten (10) days after StepStone’s receipt of the first Put Notice, reduce the amount of Profits Interest to be Put to not less than eighty percent (80%) (such reduction, a “Put Cutback”).

(e) Notwithstanding the foregoing provisions of this Section 2, StepStone may Call the Outstanding Profits Interest at any time after the beginning of the Put/Call Option Period pursuant to Section 3.

3. Call Option Exercise.

(a) Subject to the conditions herein, the Purchasers may deliver a Call Notice, which Call Notice must specify a date that is the last day of the StepStone fiscal quarter during which the Call Notice is made (and no earlier than September 30, 2027 (the date so specified, the “Call Determination Date,” and any Call Determination Date or Put Determination Date being a “Determination Date”)).

(b) The Call Notice, if any, shall require the Purchasers to acquire not less than all of the Outstanding Profits Interest.

4. Option Closing and Effective Dates.

(a) Net Purchase Price Determination.

(i) The Net Purchase Price for the Acquired Interest, excluding the portion of the Net Purchase Price that is attributable to Total Current Year Incentive Fees, shall be jointly determined by CH and StepStone promptly, and no more than five Business Days, following the filing of STEP’s Form 10-Q or 10-K, as applicable, with respect to the fiscal quarter ending on the Determination Date.

(ii) The Net Purchase Price for the Acquired Interest that is attributable to Total Current Year Incentive Fees shall be jointly determined by CH and StepStone promptly and no more than thirty (30) days following payment by the relevant Incentive Fee Fund(s) of the Incentive Fees in respect of the Latest Incentive Fee Period End.

(b) Closing Dates. Each purchase and sale of an Acquired Interest (the “Closing”) shall, subject to the satisfaction of all the conditions in Section 4(d), take place on a Business Day (each such date, a “Closing Date”) reasonably agreed by the Parties, not later than ten (10) Business Days after the determination of the Net Purchase Price, excluding the portion of the Net Purchase Price that is attributable to Total Current Year Incentive Fees, in accordance with Section 4(a)(i). As contemplated in Section 4(a), payment of the Net Purchase Price attributable to each Acquired Interest will occur in two installments but, for the avoidance of doubt and subject to the satisfaction of all the conditions in Section 4(d), the effective date of the transfer of the Acquired Interest from CH to the Purchasers and the issuance of SSG Units (as defined below) by StepStone to CH in respect of the Acquired Interest shall be the applicable Determination Date.

(c) Conditions to Closing and Closing. The respective obligations of the Purchasers and CH to consummate any sale and purchase under this Agreement will be subject to the satisfaction, as of the applicable Closing Date, of the following conditions:

(i) there is no pending or threatened action or proceeding by or before any court or other governmental body or governmental agency that seeks to restrain, prohibit or invalidate the transactions contemplated hereby;

(ii) the representations and warranties provided by the Other Parties (as defined below) under the 2022 Conversus-Related Agreements are true and accurate in all material respects; and

(iii) the Other Parties have complied in all material respects with the 2022 Conversus-Related Agreements.

(d) Closing.

(i) At each Closing, (i) CH shall assign (x) to STEP that portion of the Acquired Interest corresponding to the amount of cash paid by STEP, as elected by the Purchasers pursuant to Section 4(f), relative to the Net Purchase Price for the Acquired Interest, and (y) to StepStone, the remainder of the Acquired Interest, (ii) STEP shall execute and deliver to CH the TRAs referred to in Section 8 applicable to such Acquired Interest, and (iii) the Purchasers shall deliver an amount of cash and SSG Units equal to the Net Purchase Price for such Acquired Interest, excluding the portion of the Net Purchase Price that attributable to Total Current Year Incentive Fees, as more specifically prescribed in Section 4(f). As of such Closing Date, CH shall represent to the Purchasers that the Acquired Interest was at all times held legally and beneficially by CH free and clear of all liens and other encumbrances, other that liens arising under the Loan Documents, and that StepStone shall acquire valid title to the Acquired Interest. CH shall account to the Purchasers for any distributions made to it between the Determination Date and the Closing Date.

(ii) Promptly, and in any event no later than five (5) Business Days after the determination and payment described in Section 4(a)(ii), the Purchasers shall deliver an amount of cash and SSG Units equal to the portion of the Net Purchase Price for such Acquired Interest that is attributable to Total Current Year Incentive Fees as more specifically prescribed in Section 4(f).

(e) Escrow.

(i) Ten percent (10%) of the Net Purchase Price consideration payable in connection with any Put exercised during the Put Only Period shall be delivered into an escrow account to provide for and protect Purchasers with respect to a potential Earndown adjustment pursuant to Section 5; provided, that all interest, dividends, distributions, income, capital gains and other amounts earned on such consideration deposited with the escrow agent (regardless of form) shall be the property of CH. For the avoidance of doubt, the cash and SSG Units (as defined below) payable in connection with any Put during the Put Only Period shall be placed into escrow pro rata based on the entire amount of consideration payable under such Put; provided, further that upon satisfaction of any Earnout or Earndown pursuant to Section 5(e) or Section 5(f), respectively, all Net Purchase Price consideration remaining in escrow for the relevant Put shall be released to CH within five (5) Business Days. This escrow requirement shall not apply in the event of a Call or a Put exercised during the Put/Call Option Period. The escrow account shall be established with a bank selected by, and on terms reasonably acceptable to, the Board (as defined in the Adviser LLC Agreement).

(ii) None of the SSG Units described in clause (i) of Section 4(f) (i.e. the unrestricted SSG Units) shall be placed into the aforesaid escrow account, and any SSG Units delivered into escrow pursuant to this Section 4(e) will be considered “issued” as of the applicable Closing Date for purposes of the transfer restrictions described in Section 4(f).

(f) Form of Payment; Transfer Restrictions. Payment of the Net Purchase Price with respect to each Acquired Interest will be made by STEP in cash or, at StepStone’s sole election, up to 75% of the Net Purchase Price may be paid in the form of StepStone limited partnership units (“SSG Units”). Each such SSG Unit shall have no less favorable economic terms than the Class A, Class B and Class C StepStone limited partnership units, including as to priority of distributions and anti-dilution protection, and shall be exchangeable into one share of Common Stock (as defined below), such exchanges to be subject to the generally applicable terms of (i) StepStone’s then-current partnership agreement, (ii) the STEP exchange agreement applicable to existing StepStone limited partnership units and (iii) STEP’s insider trading policy, none of which shall be amended by StepStone or STEP in a manner that by its terms treats CH differently than other holders of SSG Units or Common Stock generally (other than STEP in its capacity as holder of SSG Units), with the remaining portion of the Net Purchase Price payable in cash by STEP. For such purpose, each SSG Unit will be deemed to have a value equal to the arithmetic average of the Daily VWAP for the ten (10) consecutive Trading Days ending on, and including, the Determination Date. The Parties intend that any SSG Units received by CH in exchange for Acquired Interests pursuant to this Section shall be received pursuant to Section 721 of the Code to the extent permitted by applicable law at the time that such Units are received. No SSG Units will be subject to vesting. However, the SSG Units (and any Common Stock issued upon exchange thereof) will be subject to the following contractual transfer restrictions:

(i) 30% of the SSG Units initially issued (and the Common Stock issuable in exchange for such SSG Units) on the applicable Closing Date will not be subject to any contractual transfer restriction;

(ii) 23.3% of the SSG Units initially issued (and the Common Stock issuable in exchange for such SSG Units) on the applicable Closing Date may not be transferred until the first anniversary of the Determination Date;

(iii) 23.4% of the SSG Units initially issued (and the Common Stock issuable in exchange for such SSG Units) on the applicable Closing Date may not be transferred until the second anniversary of the Determination Date;

(iv) 23.3% of the SSG Units initially issued (and the Common Stock issuable in exchange for such SSG Units) on the applicable Closing Date may not be transferred until the third anniversary of the Determination Date;

provided, however, that if the total value of SSG Units issued in consideration of the Acquired Interest is less than the greater of (x) $25 million or (y) the product of (1) the average dollar value of the daily trading volume using the ten (10) consecutive Trading Days ending on, and including, the second Trading Day prior to the applicable Closing Date multiplied by (2) two (such condition being met, the “Materiality Benchmark”), then the foregoing transfer restrictions in this Section 4(f) will not apply.

(g) Transfer Restrictions on Earnout Units. Any SSG Units issued pursuant to an Earnout (as defined below) under Section 5 or an Additional Earnout (as defined below) under Section 6 will be subject to transfer restrictions in accordance with the schedule provided in clauses (f)(i) to (f)(iv) above, as determined from the Determination Date in respect of the Acquired Interest to which such Earnout or Addditional Earnout relates; provided, however, that if the Materiality Benchmark is not exceeded with respect to the SSG Units previously issued to CH and such SSG Units issued pursuant to an Earnout or an Additional Earnout, then such transfer restrictions will not apply. For example, if SSG Units are issued pursuant to an Earnout or an Additional Earnout that relates to a Put having a Put Determination Date of June 30, 2026, 53.3% of such SSG Units will not be subject to any contractual transfer restriction when issued, 23.4% of such SSG Units may not be transferred until June 30, 2028 and 23.3% of such SSG Units may not be transferred until June 30, 2029.

5. Earnout/Earndown Adjustments. The Net Purchase Price with respect to each Acquired Interest will be subject to a positive adjustment (an “Earnout”) in the manner set forth below for incremental growth in Fee-Related Earnings for the twelve months ended on the first anniversary of the Determination Date (the “Adjustment Determination Date”), resulting from the impact of positive Net Capital Flows (as defined below) with regard to the Funds during such twelve months. If CH exercises its Put during the Put Only Period, then the Net Purchase Price would also be subject to a negative adjustment (an “Earndown”) in the manner set forth below for any incremental decline in Fee-Related Earnings resulting from the impact of negative Net Capital Flows during such twelve months. For the avoidance of doubt, (x) a Put during the Put Only Period for all or less than all of the Profits Interest is subject to the Earnout and Earndown, as applicable, and (y) a Put or Call during the Put/Call Option Period is not subject to an Earndown. In determining the amount of any such adjustment:

(a) The adjustment will utilize the same Purchase Multiple as applied to reach the original Gross Purchase Price applicable to the Acquired Interest. By way of example, if the original Purchase Multiple were 15x, the Earnout or Earndown calculation would use the same 15x.

(b) Except as set forth in Section 5(c), the principles used to calculate the components used to determine the Earnout or Earndown and the dates for making determinations will be the same principles and dates used to calculate the Net Purchase Price (as such dates will be rolled forward one year to the extent contemplated by this Section 5).

(c) Any Earnout or Earndown will be calculated in the manner set forth in this Section 5(c), as illustrated in Schedule A. The Parties intend that the methodology reflect the cumulative impact of actual monthly Net Capital Flows for each Fund for each of the twelve months ending on the applicable Adjustment Determination Date, determined as follows:

(i) For each Fund, actual cumulative Net Capital Flows will be multiplied by the applicable Management Fee Rates for the relevant twelve months, in the same manner as applied for purposes of determining “Basic ANI” to calculate the Gross Purchase Price. The sum of such products for all twelve months for all Funds shall constitute the “Total Incremental Fee-Related Revenue” for such period.

(ii) The total Incremental Fee-Related Revenue multiplied by the Cumulative FRE Margin (as defined below) will yield the “Total Pre-Tax Incremental FRE.”

(iii) Total Pre-Tax Incremental FRE shall then be reduced by taxes at STEP’s blended statutory rate. The resulting difference (the “After-Tax Incremental FRE”) shall then be multiplied by the same Purchase Multiple applied to determine the Gross Purchase Price for the Acquired Interest, and then further multipled by the Applicable Sales Percentage for such Acquired Interest, to determine any Earnout adjustment with respect to such Acquired Interest, subject to Section 5(d) below.

(iv) In the case of a Put during the Put Only Period, any Earndown adjustment shall be determined in the same manner and using the same principles as an Earnout adjustment, except that the amount determined pursuant to the foregoing formula prior to the reduction of taxes will be positively adjusted for the tax savings resulting from lower Fee-Related Earnings at STEP’s blended statutory rate, thereby reducing the amount of the Earndown that would have been the case without such adjustment. For the avoidance of doubt, the Earnout or Earndown adjustments shall exclude Incentive Fees and any effect portfolio valuation changes may have on Fee-Related Earnings.

(d) Any Earnout or Earndown adjustment will be limited to ten percent (10%) of the original Net Purchase Price applicable to the Acquired Interest but will remain subject to the Additional Earnout described in Section 6 below.

(e) Any additional payment made to CH pursuant to an Earnout will be paid using the same form of consideration, and provided by the relevant Purchaser, as was used to pay the original Net Purchase Price no later than ten (10) days after the determination of the Earnout adjustment.

(f) Any SSG Units issued as an Earnout shall not be subject to vesting but will be subject to contractual transfer restrictions as set forth in Section 4(f), as modified by Section 4(g). The Parties intend that any SSG Units received by CH pursuant to this Section shall be received pursuant to Section 721 of the Code to the extent permitted under applicable law at the time that such Units are received.

(g) Any payment in respect of an Earndown shall be paid on the same schedule as provided for payment of an Earnout in Section 5(e), with such payment to be made out of the escrow account described in Section 4(e)(i) hereof.

6. Additional Earnout.

(a) If (i) the Purchase Multiple with respect to an Acquired Interest is 15x or less and (ii) actual Basic ANI for the six month period ending on the applicable Determination Date is at least 90% of the projected Basic ANI for the same six month period in the July 2022 management forecast as set forth in Schedule B hereto, then CH will have the opportunity to receive an additional positive adjustment (an “Additional Earnout”); provided that, if the Determination Date is after March 31, 2027 (the final period in the forecast), then the comparison will be the Adviser’s actual Basic ANI for the last six months of its fiscal year ending March 31, 2027, relative to the Basic ANI shown in the forecast for the last six months of the fiscal year ending March 31, 2027.

(b) The Additional Earnout applicable to the Acquired Interest will be reflected as an upward adjustment to the ten percent (10%) of Net Purchase Price limitation on the Earnout set forth in Section 5(d), by adding the Additional Earnout Percentage to such limitation. For purposes of this Section 6, “Additional Earnout Percentage” means (i) the lesser of 5% and (ii) (x) 50% multiplied by (y) the percentage points, or fractions thereof, by which actual Basic ANI relative to the applicable management forecast, using the same principles used in the forecast, exceeds 90%. For example, if Basic ANI is 95% of management’s forecast for the relevant period, then the Additional Earnout Percentage will be 2.5% and if Basic ANI is greater than or equal to 100% of management’s forecast for the relevant period, then the Additional Earnout Percentage will be 5.0% of the Net Purchase Price.

(c) The Additional Earnout with respect to each Acquired Interest will be calculated and paid in the same manner as the Earnout with respect to such Acquired Interest set forth in Section 5.

(d) Any Additional Earnout payment made to CH pursuant to an Additional Earnout will be paid using the same form of consideration, and provided by the relevant Purchaser, as was used to pay the original Net Purchase Price. Any SSG Units issued as an Additional Earnout shall not be subject to vesting but will be subject to contractual transfer restrictions as set forth in Section 4(f), as qualified by Section 4(g). The Parties intend that any SSG Units received by CH pursuant to this Section shall be received pursuant to Section 721 of the Code to the extent permitted under applicable law at the time such Units are received.

7. Definitions. In addition to other defined terms set forth in this Agreement, which shall apply for all purposes of this Agreement, the following terms shall have the following meanings ascribed thereto:

(a) “Accounting Firm” shall mean BDO USA, LLP; provided, however, if BDO USA, LLP has provided any material accounting services to StepStone or CH, or their controlling persons, during the three-year period prior to their selection to serve as the expert for a dispute pursuant to Section 12(j), or are otherwise required to be independent, then the Accounting Firm shall be Grant Thornton LLP.

(b) “Actual Distribution Costs” means, with respect to any period, internal and external commissions, distribution personnel guarantees, costs paid to third parties, including placement fees, required due diligence fees or required conference sponsorships as the same are expensed under generally accepted accounting standards (GAAP) for such period. With effect from the Effective Date, Actual Distribution Costs shall be amortized as an expense on a straight-line basis over four years for the purpose of determining Adviser ANI, and such amount for such period will be known as “Amortized Distribution Costs.”

(c) “Adjusted Adviser ANI” means, with respect to any period, the sum of (without duplication):

(i) Adviser ANI;

(ii) minus Incentive Fees (whether realized or unrealized); and

(iii) plus (to the extent taken into account to reduce Adviser ANI) performance fee-related compensation.

By way of example, a calculation of Adviser ANI and Adjusted Adviser ANI for the LTM ended June 30, 2022 is set forth in Schedule C.

(d) “Adviser ANI” means, with respect to any period, the sum of (without duplication):

(i) Basic ANI;

(ii) minus fees in respect of any SSG balance sheet investments in the Adviser’s products;

(iii) minus Legacy HNW Feeder Mark-ups;

(iv) plus Actual Distribution Costs; and

(v) minus Amortized Distribution Costs.

(e) “Applicable Sale Percentage” means, with respect to the exercise of any Put or Call under this Agreement, the portion, expressed as a percentage, of the Acquired Interest relative to the entire Profits Interest.

(f) “Basic ANI” means, with respect to the Adviser and any period, the sum of (without duplication):

(i) net management and advisory fees;

(ii) plus Incentive Fees;

(iii) plus realized investment income;

(iv) plus interest income;

(v) plus other income;

(vi) minus realized performance fee-related compensation;

(vii) minus generally recurring operating expenses (including equity-based compensation and Actual Distribution Costs);

(viii) plus charges associated with acquisitions and corporate transactions, contract terminations and employee severance;

(ix) plus amortization of intangibles;

(x) minus interest expense; and

(xi) minus other loss

as calculated using the principles and methodology applied by STEP in its periodic reports filed with the Securities and Exchange Commission. By way of example, a calculation of Basic ANI for the LTM ended June 30, 2022 is set forth in Schedule C.

(g) “Business Day” means a day determined by the U.S. Securities and Exchange Commission to be a business day.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(i) “Common Stock” means the Class A common stock of STEP.

(j) “Cumulative FRE Margin” means, with respect to all Funds, the ratio, expressed as a percentage, that (a) the actual Fee-Related Earnings for the twelve months ending on the applicable Adjustment Determination Date, bears to (b) the actual Fee-Related Revenues for the twelve months ending on the applicable Adjustment Determination Date, as reflected on Adviser’s financial statements; provided that, for purposes of this definition, Incentive Fees are excluded from revenue and taxes are not deducted.

(k) “Current Year Incentive Fees” means, in respect of any Incentive Fee Fund, the Adviser’s Incentive Fees for the Incentive Fee Year in which the Determination Date falls. For example, if an Incentive Fee Fund calculates its Incentive Fees on the basis of the 12 months ended June 30, and the Determination Date was September 30, 2027, then the Current Year Incentive Fees would be such fees for the Incentive Fee Year ended June 30, 2028.

(l) “Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “STEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(m) “Fee-Related Earnings” means, with respect to each Fund, and determined on a monthly basis, the Fee-Related Revenue less applicable expenses as reported on Adviser’s financial statements and calculated on a consistent basis. For the avoidance of doubt, taxes are not an expense for purposes of determining Fee-Related Earnings.

(n) “Fee-Related Revenue” means, with respect to each Fund, the amount calculated on a monthly basis of Management Fees included in calculating Basic ANI with respect to such month.

(o) “Fund” means any fund or similar vehicle managed or advised by Adviser.

(p) “Gross Purchase Price” means, in respect of any Acquired Interest, an amount equal to the product of:

(i) the sum of (1) two times the Adjusted Adviser ANI for the six months ending on the applicable Determination Date plus (2) sixty percent (60%) of the Total Current Year Incentive Fees plus forty percent (40%) of the Total Prior Year Incentive Fees with respect to each Incentive Fee Fund that pays Incentive Fees on an annual basis plus (3) 100% of Total Prior Year Incentive Fees with respect to each Incentive Fee Fund that pays Incentive Fees on a quarterly basis;

(ii) minus an amount equal to taxes on such sum at STEP’s blended statutory rate at the time of the applicable Determination Date;

(iii) multiplied by the Applicable Sale Percentage;

(iv) multiplied by the applicable Purchase Multiple.

For the avoidance of doubt, to the extent that there is a subsequent payment relating to Total Current Year Incentive Fees pursuant to Section 4(d)(ii), the reduction for taxes on such portion of the Gross Purchase Price will occur at the time of such subsequent payment, using STEP’s blended statutory rate at the time of the relevant Determination Date.

(q) “Incentive Fee Fund” means any Fund that pays Incentive Fees to or for the benefit of the Adviser.

(r) “Incentive Fee Period” means, with respect to each Incentive Fund, the quarter or year ending on the date as of which the amount of Incentive Fees payable for such period is determined.

(s) “Incentive Fee Year” means, with respect to each Incentive Fund, the twelve month period ending on the date as of which the amount of Incentive Fees for such twelve month period is determined.

(t) “Incentive Fees” means, with respect to any period and any Incentive Fee Fund, any incentive or performance fee, carried interest or similar fee or allocation customarily considered an incentive or performance fee or carried interest actually received by the Adviser from such Incentive Fee Fund in cash or securities in respect of such period, net of any such amounts that are paid or payable to or passed through to a sub-advisor or other party, including by way of performance fee related compensation.

(u) “Latest Incentive Fee Period End” means, from among all Incentive Fee Funds for which Incentive Fees are reflected in the calculation of Current Year Incentive Fees with respect to an Acquired Interest, the last day of the Incentive Fee Period that includes the Determination Date and ends on the furthest date in the future following the Determination Date.

(v) “Legacy HNW Feeder Mark-ups” means, with respect to any period, an amount equal to the mark-up applied by the Advisor with respect to the Legacy SSG HNW Feeders, as scheduled on Schedule D.

(w) “LTM” means the four fiscal quarters immediately preceding and ending on a specified date.

(x) “Management Fee Rates” means, with respect to each Fund, the rates used for calculating the Management Fees charged with respect to such Fund.

(y) “Management Fees” means all asset management, advisory, administrative and other fees charged by the Adviser that are not Incentive Fees.

(z) “Net Capital Flows” means, with respect to each Fund for the relevant period, all capital raised during such period for a particular Fund, including dividend reinvestment or similar programs, minus all redemptions or repurchases of capital during such period, but excluding any SSG balance sheet investments in the Adviser’s products. For the avoidance of doubt, Net Capital Flows can be a negative number.

(aa) “Net Investment Amount” shall mean the cumulative amount, as of the applicable Determination Date, equal to the sum of all expenses (excluding depreciation and amortization associated with fixed asset and leasehold improvement expenditures approved as of and after the Reference Date) and funded amounts not recorded as an expense paid from the Reference Date through the applicable Determination Date by StepStone on behalf of or through the Company, including the Company’s portion of the costs of Shared Services for such period, as reduced by all such expenses and funded amounts that were not a reduction to the Net Purchase Price on a prior Closing. For the avoidance of doubt, and without limitation, the following shall not be included in the definition of “Net Investment Amount”: (i) organizational and operating costs (“O&O Costs”), notwithstanding the status or timing of the reimbursement for such O&O Costs from a retail Fund; and (ii) costs associated with StepStone’s role as sub-advisor to retail Funds or as advisor/sponsor of feeder funds, including marketing, investor meetings, due diligence support, product support and other related costs.

(bb) “Net Purchase Price” means, in respect of any Acquired Interest, an amount equal to the sum of:

(i)	the Gross Purchase Price; minus

(ii)	the product of (A) the Reference Date Net Investment Amount multiplied by (B) the Applicable Sale Percentage; minus

(iii)	the Net Investment Amount through the applicable Determination Date; plus

(iv)

all cash as shown in the balance sheet of the Adviser as of the applicable Determination Date, increased by accrued, but not yet received revenue and decreased by accrued, but not yet paid expenses as of the Determination Date, less any distributions paid to CH between the Determination Date and Closing Date; plus

(v)	unamortized amounts associated with fixed asset and leasehold improvement expenditures approved as of and after the Reference Date.

For the avoidance of doubt, no interest factor will be applied to the Reference Date Net Investment Amount or the Net Investment Amount.

(cc) “Other Parties” means, in reference to CH, each of STEP, StepStone and Adviser, and, in reference to STEP, StepStone or Adviser, CH.

(dd) “Peer Median Multiple” means the median share price multiple of the companies in the Peer Set, using the reported adjusted net income of the relevant companies in the Peer Set for the LTM ending as of the applicable Determination Date, generally calculated in the same manner as the SSG Multiple. An agreed example of the calculation of the Peer Median Multiple is attached as Schedule E.

(ee) “Peer Set” means the U.S.-listed alternative asset managers set forth in Schedule F from time to time, each having (i) substantial activity in more than one private market asset class, (ii) a market capitalization of at least $1.5 billion and (iii) coverage by three or more equity research analysts. The Parties shall review the Peer Set annually and use commercially reasonable efforts to update the Peer Set in good faith.

(ff) “Percentage Factor” means (i) if the SSG Multiple is equal to or greater than 20x, 70% and (ii) if the SSG Multiple is less than 20x, the sum of (A) 70% plus (B) an amount of percentage points, not to exceed thirty (30) percentage points, equal to (x) the difference of 20x minus the SSG Multiple (expressed as a multiple of “x”) multiplied by (y) two. For example, if the SSG Multiple is 21x, the Percentage Factor shall equal 70%; if the SSG Multiple is 19x, the Percentage Factor shall equal 72%; and if the SSG Multiple is 18.25x, the Percentage Factor shall equal 73.5%.

(gg) “Prior Year Incentive Fees” means, in respect of any Incentive Fee Fund that pays Incentive Fees on an annual basis, the Adviser’s Incentive Fees for the Incentive Fee Year immediately preceding the Incentive Fee Year in which the Determination Date falls; provided that, in respect of any Incentive Fee Fund that calculates Incentive Fees quarterly, it shall mean the Adviser’s Incentive Fees for the four prior quarters ending on the Determination Date. For example, if an Incentive Fee Fund calculates its Incentive Fees on the basis of the 12 months ended June 30, and the Determination Date was September 30, 2027, then the Prior Year Incentive Fees would be such fees for the twelve month period ended June 30, 2027. For the avoidance of doubt, if an Incentive Fee Fund charges Incentive Fees quarterly, and the Determination Date is September 30, 2027, then the Prior Year Incentive Fees for such Fund would be the sum of any amounts for quarters ending December 31, 2026, March 31, 2027, June 30, 2027 and September 30, 2027.

(hh) “Purchase Multiple” means:

(i) if the SSG Multiple is less than 80% of the Peer Median Multiple, the Purchase Multiple is the lesser of (A) 20x and (B) 95% of the SSG Multiple; and

(ii) if the SSG Multiple is equal to or greater than 80% of the Peer Median Multiple, then the Purchase Multiple is the lesser of (A) 20x and (B) the product of (1) the Percentage Factor multiplied by (2) the SSG Multiple.

(ii) “Reference Date” means October 31, 2022.

(jj) “Reference Date Net Investment Amount” means $18,638,153, being the amount agreed to have been invested in the Adviser by SSG as of the Reference Date. The Parties

acknowledge and agree that the Reference Date Net Investment Amount is an estimate as of the Effective Date, and that any required adjustments to such amount to account for actual expenses incurred prior to the Reference Date shall be added to or deducted from the Net Investment Amount, as applicable.

(kk) “Shared Services” shall mean services provided or procured by SSG or an affiliate of SSG, and requested and utilized by the Company, related to human resources, technology, infrastructure (connectivity, hardware, software), regulatory compliance, finance, facilities and other services as reasonably requested by the Company and approved in the Company’s annual budget and operating plan.

(ll) “SSG Multiple” means the quotient, determined as of a Determination Date, of (A) the arithmetic average of the Daily VWAP for the ten (10) consecutive Trading Days ending on, and including, the Determination Date, divided by (B) the SSG Reported ANI over the LTM ending on the Determination Date.

(mm) “SSG Reported ANI” means, with respect to any period, the adjusted net income of SSG, as publicly reported for such period.

(nn) “Total Current Year Incentive Fees” means an amount, determined promptly following the Latest Incentive Fee Period End after the relevant Determination Date with respect to an Acquired Interest, equal to the sum for all Current Year Incentive Fees for all Incentive Fee Funds whose Incentive Fund Period includes the Determination Date for such Acquired Interest, calculated in accordance with the definition of Current Year Incentive Fees; provided, however, with respect to any Incentive Fee Fund (x) that calculates its Incentive Fees on a 12 month basis but (y) whose Incentive Fund Year ending prior to the Determination Date is not a full 12-months following the launch of such Incentive Fee Fund, the Current Year Incentive Fees for such Incentive Fee Fund will be doubled for purposes of calculating the Total Current Year Incentive Fees (and the Incentive Fees for such prior Incentive Fund Year will be disregarded).

(oo) “Total Prior Year Incentive Fees” means an amount, determined as of the Determination Date with respect to an Acquired Interest, equal to the sum of all Prior Year Incentive Fees for all Incentive Fee Funds calculated in accordance with the definition of Prior Year Incentive Fees in respect of such Acquired Interest; provided, however, with respect to any Incentive Fee Fund (x) that calculates its Incentive Fees on a 12 month basis but (y) whose Incentive Fund Year ending prior to the Determination Date is not a full 12-months following the launch of such Incentive Fee Fund, the Prior Year Incentive Fees for such Incentive Fee Fund will be excluded for purposes of calculating the Total Prior Year Incentive Fees.

(pp) “Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Global Select Market or, if the Common Stock (or such other security) is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a last reported sale price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day.

8. Tax Receivable Agreements. As of any Closing and in any event no later than five (5) Business Days after the applicable Closing Date, STEP and CH shall enter into one or more Tax Receivable Agreements (collectively, the “TRA”) substantially in the form(s) attached as Schedule G.

9. Registration Rights. If StepStone elects to issue SSG Units pursuant to Section 4(f), then StepStone will, simultaneously with such issuance, arrange to have CH joined to an existing registration rights agreement as a “qualified holder” (or similar term as used in such existing registration rights agreement) or enter into a similar agreement, as a result of which CH will receive certain rights, including but not limited to (i) the right to receive prior written notice from STEP of any registered secondary offerings or block trades of Common Stock, (ii) a right to participate pro rata based on the Common Stock exchangeable for such SSG Units issued relative to the total Common Stock participating in registered secondary offerings of Common Stock or block trades for Common Stock organized by STEP, (iii) the right to demand at any time, including prior to exchanging SSG Units for Common Stock, that STEP register an amount of Common Stock as requested by CH, (iv) the right to resell any registrable securities to the partners, members or beneficiaries of CH should CH choose to participate in a registered secondary offering, and (v) most-favored nation treatment with respect to any other parties that may have rights under a registration rights agreement with StepStone.

10. Further Assurances. Each Party shall promptly perform, whether before or after any such Closing, such additional acts (including without limitation executing and delivering additional documents) as are reasonably requested or required by the Other Party to evidence more fully the transactions contemplated by this Agreement. Without limiting the foregoing, Adviser hereby agrees to cooperate fully and exercise all commercially reasonable efforts to assist STEP and StepStone in the fulfillment of their respective obligations under this Agreement, to promptly provide any financial information regarding Adviser relevant to the fulfillment of the Purchasers’ obligations and CH’s rights hereunder as may be reasonably requested by any Party, and to grant CH full access to Adviser’s books, records, financial statements and accounts at any reasonable time and upon reasonable notice for the purpose of determining any Net Purchase Price, Earnout, Earndown, Additional Earnout under this Agreement or the calculation of any of the definitions, components or determinations involved in computing such amounts.

11. Transfer Taxes. Each of StepStone and CH shall be responsible for 50% of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges, including any interest or penalty thereof (“Transfer Taxes”) as levied by any governmental authority in connection with the transactions contemplated by this Agreement. The Parties agree to reasonably cooperate to sign and deliver such certificates or forms as may be necessary or appropriate to establish a reasonably available exemption from (or otherwise reduce) any Transfer Taxes. The Party required by applicable law will prepare and file all necessary tax returns and other documentation with respect to all such Transfer Taxes. If any Party pays any Transfer Taxes that should be borne by the Other Party pursuant to this Agreement, such Other

Party will promptly reimburse the paying Party for such amount within ten (10) Business Days following receipt of a written request.

12. Miscellaneous.

(a) Except as otherwise provided herein, all fees and expenses, including attorneys fees, incurred by the Parties in connection with or related to this Agreement and the 2022 Conversus-Related Agreements and the transactions contemplated hereby and thereby shall be paid by StepStone and shall not be included in the Reference Date Net Investment Amount or the Net Investment Amount.

(b) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

(c) The Parties may (a) extend the time for performance of any of the obligations or other acts of the Other Party contained herein, (b) waive any inaccuracies in any document, certificate or writing delivered by such Party pursuant hereto, or (c) waive compliance by the Other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

(d) All notices and other communications hereunder shall be in writing and shall be deemed duly given to and received by the Other Party (a) on the date of delivery if delivered personally, or if by e mail, upon written confirmation of receipt by e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice. For purposes of determining the date of delivery and receipt, the delivery or receipt of the copy of notices to outside legal counsel shall be irrelevant:

If to CH to:

Conversus Holding LLC

128 S Tryon Street, Suite 880

Charlotte NC 28202

Attention: Robert W. Long and Thomas K. Sittema

Email: bob.long@stepstonegroup.com; tom.sittema@stepstonegroup.com with a copy to (which shall not constitute notice):

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, NC 28246

Attention: Haynes P. Lea

Email: Hlea@robinsonbradshaw.com

If to STEP, StepStone or the Adviser to:

StepStone Group LP

4225 Executive Square, Suite 1600

La Jolla, CA 92037

Attention: Chief Legal Officer

Email: Jennifer.Ishiguro@stepstonegroup.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Edward Sopher

Email: ESopher@gibsondunn.com

(e) When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

(f) This Agreement (including the Schedules hereto) and the 2022 Conversus-Related Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the Parties or their representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

(g) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either Party without the express written consent of the Other Party; provided, however, that CH may assign all or any portion of its rights and obligations hereunder to another person in connection with the transfer of all or any portion of the Profits Interest approved by StepStone pursuant to the Adviser LLC Agreement.

(h) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

(i) Except with respect to disputes described in Section 12(j), if a dispute arises out of or in any way relates to this Agreement, or the breach thereof, or any other aspect of the business relationship of the Parties, and if said dispute cannot be settled through direct discussions, the Parties must first endeavor to settle the dispute in an amicable manner by mediation before resorting to arbitration. Such mediation shall be conducted before a third party neutral in San Diego, California, selected or appointed from the panel of neutrals maintained by Judicial Arbitration & Mediation Services (“JAMS”). Thereafter, any unresolved dispute, controversy or claim arising out of or in any way related to this Agreement, or the breach thereof, or any other aspect of the business relationship of the Parties, shall be settled by final and binding arbitration in accordance with this Section 12(i). For purposes of any statute of limitations, statute of repose, waiver, laches, or any other time bar, a dispute will be deemed filed and asserted when a party requests mediation under this Article, with such filing and assertion date applying to the mediation and subsequent arbitration of such dispute.

(i) Any dispute that is not resolved through mediation shall be resolved by confidential mandatory, binding arbitration conducted in accordance with this Section 12(i). The Party desiring to arbitrate such dispute shall file and serve a written demand for arbitration (a “Demand for Arbitration”) on all other Parties to the dispute. The arbitration shall be conducted by a single arbitrator (the “Arbitrator”) selected or appointed from the lists of available arbitrators at the downtown San Diego office of JAMS. A panel of arbitrators is neither intended nor permitted. The arbitration shall be conducted pursuant to JAMS’s Comprehensive Arbitration Rules and Procedures of Judicial Arbitration & Mediation Services (the “JAMS Rules”) in effect at the time of filing and serving the Demand for Arbitration, as modified herein. The Arbitrator shall be mutually agreed upon by the Parties to the arbitration or, if the Parties cannot agree on an Arbitrator, shall be selected or appointed in accordance with the procedures specified in the JAMS Rules.

(ii) The Demand for Arbitration shall specify the nature and particulars of the matters or matter in dispute, and shall include a description of the factual basis of the claim and a statement of the type and amount of damages or other relief sought. The Demand for Arbitration shall specify, in typed, bold letters: “THIS NOTICE REQUIRES ACTION WITHIN 30 DAYS, FAILING WHICH RIGHTS ARE LOST.”

(iii) Any Party or Parties upon whom a Demand for Arbitration is served shall, within thirty (30) days of such service, file and serve a response to the Demand for Arbitration, setting forth the nature and particulars of any factual or legal defense to the claim, and identifying any relief sought by the responding Party or Parties. In addition, the responding Party or Parties may concurrently file and serve a counterclaim, including a description of the factual basis of the counterclaim and a statement of the type and amount of damages or other relief sought by the counterclaimant(s). Within fifteen (15) days of the filing and service of any counterclaim, any Party to the arbitration may respond to the counterclaim by filing and serving a response setting forth the nature and particulars of any factual or legal defense to the counterclaim.

(iv) Within sixty (60) days of the later of (i) the date any response to the Demand for Arbitration or, if applicable, the response to any counterclaim is due or (ii) the date of appointment of the Arbitrator, each Party to the arbitration shall file and serve an initial disclosure statement listing the witnesses the Party intends to call, and the exhibits or documents the Party plans to introduce or offer, at the arbitration hearing. Each initial disclosure statement shall be accompanied by copies of all exhibits or documents listed in the statement. After submission of all statements, the Arbitrator shall conduct a preliminary conference as set forth in the JAMS Rules and give directions for further conduct of the arbitration, including specific timelines, supplemental disclosures and hearing dates.

(v) In agreeing to the arbitration procedures and rules set forth in this article, the Parties specifically intend to control and limit the time, money, and other resources committed to resolving any disputes or issues that may arise among them. Therefore, the Parties specifically waive the discovery rights they might otherwise have under the JAMS Rules, California Code of Civil Procedure Sections 1283, 1283.05, 1283.1, and 2016 through 2036, or similar laws or regulations of the United States or any other state, including without limitation, New York, and instead agree that each Party to any arbitration pursuant to this Agreement may conduct only the following limited discovery:

(A) Up to 50 document production requests or interrogatories, in any combination thereof, without subparts;

(B) Up to two depositions of other Parties or percipient witnesses, not to exceed one seven-hour day per deposition; and

(C) Depositions of any expert witnesses designated by any other Party to testify at the arbitration hearing, provided, however, that no Party may designate or call as witnesses more than three experts.

(D) Notwithstanding the foregoing limitations, the Arbitrator may, on application of any Party, for good cause and under extraordinary circumstances, permit such additional discovery as the Arbitrator deems necessary to resolve the issues in dispute, consistent with the Parties’ stated intent to control and limit the time, money, and other resources committed to resolving those issues.

(vi) The arbitration hearing shall take place in San Diego, California, at a location and at dates and times specified by the Arbitrator. The Arbitrator will give all Parties adequate notice of the dates, times, and location of the arbitration hearing. The length of the arbitration hearing shall be limited to five (5) days of no more than eight hours per day; provided, however, that the Arbitrator may, on application of any party, for good cause and under extraordinary circumstances, extend the length of the arbitration hearing to additional eight hour days. The time allotted for the arbitration hearing shall be allocated equally among the Parties to the hearing. Unless the Arbitrator allows adjournment for good cause, the arbitration hearing shall be continued on successive Business Days until it is concluded. The Arbitrator shall have jurisdiction to proceed with the arbitration notwithstanding the failure or refusal of any Party to comply with these rules or with the Arbitrator’s orders or directions, or to attend any hearing, but only after giving that Party written notice that the Arbitrator intends to do so. In conducting the arbitration hearing, the Arbitrator shall be governed by the evidentiary rules and principles set forth in the California Evidence Code, and may order any Party to produce and to supply copies of any documents in the Party’s custody, possession, or control that the Arbitrator deems to be relevant to determination of the issues in dispute.

(vii) The Parties agree to act at all times so as to facilitate, and not to frustrate or to delay, the efficient, expeditious, and inexpensive resolution of the matters in dispute. The Arbitrator is authorized and directed to make orders, on his initiative or upon application of any Party to the dispute, to ensure that the arbitration proceeds in an efficient, expeditious and inexpensive manner, and in particular, to enforce strictly the time limits provided for in these rules or set by order of the Arbitrator. The Parties acknowledge and agree that it is their intention that arbitration hearing will commence as soon as possible, but in any event, no later than 120 days after appointment of the Arbitrator, which deadline has been set recognizing the time required to complete the limited discovery authorized under Section 12(i)(v) above. However, upon his own motion or the application of any Party to the arbitration, and for good cause shown under extraordinary circumstances, the Arbitrator may extend the time for commencement of the arbitration hearing.

(viii) The Arbitrator shall make a written award or decision permitted under this Agreement. The award or decision of the Arbitrator shall be final and binding on the Parties, whether participating in the proceeding or not. The Arbitrator is directed to make all reasonable efforts to make his or her award within fifteen (15) days following completion of the arbitration hearing. The parties agree that any judge of the United States District Court for the Southern District of California or the San Diego County Superior Court shall have the power to enter an order confirming the award or decision, to enforce, or to enter judgment based on the Arbitrator’s award.

(ix) The Arbitrator is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute subject to this Section 12(i). In rendering a decision, the Arbitrator shall apply the applicable law of the State of Delaware. The Arbitrator shall not have the right to diminish or expand any of the rights of the Parties arising under this Agreement. Without limiting the generality of the foregoing, the Arbitrator shall not have the right to substitute its sense of fairness or equity for the provisions of this Agreement.

(x) Each of the Parties acknowledges that the relationship among the Parties is wholly contractual in nature and is governed completely by the terms of this Agreement, any other valid contractual obligation entered into among the Parties or any of them, and that all Parties may act in reliance on the other Parties’ covenants and agreements contained herein and therein. This Agreement is not intended to and does not create an employment relationship among the Parties, or any of them. Therefore, the Parties hereby expressly waive any rights they may have to assert extra-contractual claims or theories of recovery, or to seek extra-contractual remedies or relief of any type or nature. The Parties specifically acknowledge and agree that their remedies against one another are limited to claims for breach of this Agreement, including compensatory damages and, if necessary and appropriate to enforce the provisions of this Agreement, specific performance, declaratory relief, and prohibitory injunctions. The Arbitrator shall not have authority to award punitive damages. The Arbitrator shall be authorized to award interest on past due amounts in accordance with this Agreement.

(xi) The Demand for Arbitration must be filed and served within one year of the date of the acts, events, or transactions giving rise to the claims alleged in the demand. The Arbitrator shall dismiss as time-barred any claim not properly identified in a timely filed and served Demand for Arbitration.

(xii) Any aspect of this Agreement not at issue in and not materially affected by the arbitration proceedings and all non-disputed terms of this Agreement shall continue during any arbitration proceedings.

(xiii) The Parties consent to personal jurisdiction and venue in San Diego County, California and New York, New York.

(xiv) The Arbitrator shall award all reasonable costs and attorneys’ fees to the prevailing Party or Parties in the arbitration hearing. Such costs shall include witness fees, deposition transcript fees, travel costs, expert witness fees, photocopying charges and fees charged by the Arbitrator. In any judicial enforcement or confirmation proceeding, the prevailing Parties or members shall be entitled to recover its/their reasonable costs incurred in connection therewith.

(j) The Parties acknowledge that this Agreement specifies joint determinations by StepStone and CH with respect to the calculation of any Net Purchase Price, Earnout, Earndown, Additional Earnout, and certain components thereof (such terms and components herein referred to as “Financial Items”). StepStone and CH hereby covenant to negotiate promptly and in good faith to jointly determine each Financial Item relevant to any payout hereunder. If, however, StepStone and CH are not able to agree on one or more Financial Items within the time period specified in this Agreement therefor, then CH and StepStone jointly shall engage an Accounting Firm within fifteen (15) days of the end of such time period to resolve only such Financial Item and/or Items still in dispute. In the event an Accounting Firm is engaged, as promptly as practicable thereafter, CH and StepStone shall each prepare and submit a presentation to the Accounting Firm. As soon as practicable thereafter, CH and StepStone shall cause the Accounting Firm to render a decision based solely upon the presentation by CH and StepStone. In resolving any disputed item, the Accounting Firm, acting as an expert and not an arbitrator, shall be limited to picking from or between the values assigned to each Financial Item in dispute by CH and StepStone, and may not assign a value to any Financial Item outside of the range of values claimed for such item by either party. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties to this Agreement. StepStone shall pay one-half of the expenses of the Accounting Firm, and CH shall pay one-half of the expenses of the Accounting Firm.

(k) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

(l) All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(m) Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(n) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(o) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the Other Parties.

(p) This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(q) Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

(r) Each Party acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

(s) This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder, officer, director, employee, representative or investor of any Party hereto.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

CH:

CONVERSUS HOLDINGS LLC

/s/ Thomas K. Sittema
Name: Thomas K. Sittema
Title: Member and Manager

STEP:

STEPSTONE GROUP, INC.

/s/ Jason P. Ment
Name: Jason P. Ment
Title: President and Co-COO

STEPSTONE:

STEPSTONE GROUP LP
By StepStone Group Holdings LLC

/s/ Jason P. Ment
Name: Jason Ment
Title: President and Co-COO

COMPANY:
STEPSTONE CONVERSUS LLC (to be renamed StepStone Group Private Wealth LLC)

/s/ Jason P. Ment
Name: Jason P. Ment
Title: Manager

[Signature Page to the Option Agreement]